Exhibit 5.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in this Registration Statement of Ayr Wellness Inc. on Form F-10 of our report dated March 17, 2022 with respect to our audit of the consolidated financial statements of Ayr Wellness Inc. as of December 31, 2021 and 2020 and for the years ended December 31, 2021 and 2020 appearing in the Annual Report on Form 40-F of Ayr Wellness Inc. for the year ended December 31, 2021. We also consent to the reference to our firm under the heading “Interests of Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Marcum llp

Marcum llp

New York, NY

November 30, 2022